Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of May, 2004 (the “Effective Date”), by and between Jabil Circuit, Inc. (“Jabil”), a Delaware corporation, and Digital Lightwave, Inc. (“Digital”), a Delaware corporation.

RECITALS

WHEREAS, effective as of May 1, 2003, Digital and Jabil entered into a Forbearance Agreement (the “Forbearance Agreement”) relating to Jabil’s claims against Digital under that certain Manufacturing Services Agreement or Agreements (collectively, the “Manufacturing Agreement”); and

WHEREAS, under the terms of the Forbearance Agreement, Digital (a) paid Jabil $620,000 in cash, (b) executed and delivered to Jabil a Promissory Note dated effective May 1, 2003 in the original principal amount of $2,838,904.06 (the “A/R Note”), and (c) executed and delivered to Jabil a Promissory Note dated effective May 1, 2003 in the original principal amount of $2,741,095.94 (the “Inventory Note” and, together with the A/R Note, the “Notes”); and

WHEREAS, Digital and Jabil agreed that (a) the original principal amount of the A/R Note represented the unpaid outstanding accounts receivable owed by Digital to Jabil for product previously delivered to Digital under the Manufacturing Agreement and (b) the original principal amount of the Inventory Note represented the compromised amount due by Digital to Jabil for component inventory, work-in-process inventory, and finished goods inventory for which Digital had not yet paid Jabil; and

WHEREAS, Digital and Jabil agreed in the Forbearance Agreement that all payments made by Digital to Jabil for certain “Existing Inventory” (as that term is defined in the Forbearance Agreement) and all proceeds from the sale of such Existing Inventory to third parties would be credited as payments made by Digital on the Inventory Note; and

WHEREAS, Digital defaulted on its obligations under the Forbearance Agreement and on its payment obligations under the Notes; and

WHEREAS, as a result of such defaults, Jabil filed two complaints in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Civil Division, Case No. 03 9331 Division 1 (the “First Action”) and Case No. 03 9332 Division B (the “Second Action” and, together with the First Action, the “Actions”), seeking full payment of the Notes; and

WHEREAS, Jabil asserts (a) total claims against Digital under or relating to the A/R Note of $3,011,404 and (b) total claims against Digital under or relating to the Inventory Note of $2,227,500, which is inclusive of interest, attorneys’ fees and costs (collectively, the “Claim”); and

WHEREAS, the parties desire to resolve and settle all disputes (except as described in this Agreement) between them relating to the Actions and the Claim and to renew and modify the terms of the Notes in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants contained in this Agreement, and for further, good and valuable consideration, including, but not limited to, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Actions and the Claim, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Renewal of the A/R Note.  On the Effective Date, Digital shall execute a renewal promissory note in the form of attached Exhibit 1 (the “Renewal A/R Note”), which shall renew and modify the A/R Note, and Digital shall repay the Renewal A/R Note according to its terms.

2.                  Renewal of Inventory Note. On the Effective Date, Digital shall execute a renewal promissory note in the form of attached Exhibit 2 (the “Renewal Inventory Note”), which shall renew and modify the Inventory Note, and Digital shall repay the Renewal Inventory Note according to its terms.  Digital acknowledges and agrees that the Renewal Inventory Note represents the amount due by Digital to Jabil for component inventory, work-in-process inventory, and finished good inventory that exist and is in Jabil’s possession as of the date of this Agreement (referred to as the “Existing Inventory”) for which Digital has not yet paid Jabil.  If Digital or a third party pays for Existing Inventory, the amounts paid to Jabil will be credited to reduce the amount owed by Digital under the Renewal Inventory Note.  The Renewal A/R Note and the Renewal Inventory Note are jointly and severally referred to as the “Renewal Notes.”

3.                  Payments at Closing.  Upon the execution of this Agreement, Digital shall place a purchase order (the “Initial Purchase Order”) of $1,121,000 and pay Jabil $1,391,000 for the following:

a.                   $170,000 for amounts due for recent purchase orders;

b.                  $100,000 as a payment on the Renewal A/R Note;

c.                   $617,000 as a payment on the Renewal Inventory Note.  To the extent that Existing Inventory is used to complete the Initial Purchase Order, Digital will be given credit on the amount due on the Initial Purchase Order up to a maximum of $617,000; and

d.                  $504,000 as a deposit on the Initial Purchase Order.  To the extent that $617,000 in Existing Inventory is not used by Jabil to fill the Initial Purchase Order, then Digital must pay an additional amount to Jabil on the Initial Purchase Order equal to (a) $617,000 less (b) the value of the Existing Inventory used by Jabil to complete the Initial Purchase Order.

4.                  Additional Payments on Renewal Inventory Note.  As provided in the Renewal Inventory Note, Digital shall make a $400,000 payment to Jabil on both July 1, 2004 and October 1, 2004.  If these payments are timely made, then Jabil will give Digital a credit on purchase orders accepted by Jabil during the 3-month period following each of these payments up to the $400,000 amount of each payment but only to the extent that Existing Inventory is used by Jabil to complete purchase orders.

5.                  Purchase Orders Prior to January 1, 2005.  For all purchase orders dated prior to January 1, 2005, Digital shall prepay any non-cancellable (i.e., inventory that cannot be returned to the vendor for full credit) portion of new inventory purchased by Jabil based on purchase orders issued by Digital.

6.                  Reevaluation of Credit Terms in January 2005.  Jabil agrees to reevaluate Digital’s financial condition as of January 2005 and to offer Digital credit terms similar to those offered by Jabil to other customers with a similar financial condition and business relationship with Jabil.  This evaluation is to be made by Jabil within its sole discretion, and Jabil’s discretion is determinative and may not be challenged.

7.                  Dismissal of Actions.  On the Effective Date, Digital and Jabil shall execute (i) a joint motion and stipulation in the form of Exhibit 3 attached hereto for dismissal of the First Action and (ii) a joint motion and stipulation in the form of Exhibit 4 attached hereto for dismissal of the Second Action.

8.                  Confidentiality.  Until the material terms of this Agreement are disclosed by Digital in accordance with Securities and Exchange Commission regulations, Digital and Jabil shall not voluntarily disclose to any person who is not a signatory to this Agreement any of the terms of this Agreement, except the parties may disclose this Agreement and any terms thereof (i) in response to a subpoena or other binding legal process that the party believes is lawfully issued and served, or (ii) in response to a request initiated by any state or federal regulatory agency, or (iii) to any person within their organization or professionals retained by their organization with a need to know the information, including, without limitation, senior management, internal and external counsel, auditors, regulators, etc. (provided, that in each case such party shall take reasonable measures to protect the secrecy of and avoid disclosure of the fact of this Agreement and its terms by such persons), or (iv) as otherwise required by law.  In the event any party is served with a subpoena or other binding legal process which calls for the disclosure of any information that is subject to this confidentiality provision, that party shall immediately notify the other party to this Agreement of the subpoena or other legal process and such other party shall take whatever action it deems necessary to protect its own interest.  The parties further agree that if any party initiates any proceedings to enforce the terms of this Agreement, this Agreement and its contents shall be sealed in connection with such proceedings and shall remain confidential to the fullest extent possible by law.  Nothing in this Agreement is intended by the parties to alter, eliminate, change, abrogate or reduce any disclosure requirement that any party hereto is (or at any time hereafter may be) obligated to comply with under the law.

9.                  Press Release.  On the Effective Date, Digital may issue a press release regarding this Agreement.

10.              Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida with respect to their obligations under this Agreement.

11.              Integration and Effect of Prior Agreements.  This Agreement, together with all of the Exhibits, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In addition, this Agreement supersedes and controls over the terms of the Forbearance Agreement dated effective May 1, 2003 between the parties, and the financial reporting requirements in section 9 of the Forbearance Agreement are terminated.

12.              Amendment.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Jabil and Digital, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.              Execution.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.              Representation by Counsel.  Each of the parties represents and warrants that it has been represented by counsel in the negotiation of this Agreement, that each has read and understands the contents hereof, and that each has executed this Agreement knowingly, voluntarily, and willfully.

15.              Disclaimer.  Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it constitutes an admission by any party to this Agreement or by any other entity or person that any conduct or action was unlawful or in violation of any contract, agreement, understanding, custom, or obligation among or between any of the parties, or constituted any wrongdoing whatsoever.

16.              Warranty of Authority.  Each of the signatories below represents and warrants that he or she is authorized to execute this Agreement on behalf of the party for whom he or she signs this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

JABIL CIRCUIT, INC.

By: /s/ Chris Lewis

Its: CFO

DIGITAL LIGHTWAVE, INC.

By: /s/ James R. Green

Its: CEO